Exhibit 99.1

Civista Bancshares, Inc. Declares Second Quarter Common Dividend

Sandusky, Ohio, April 28, 2023 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced today that the Board of Directors has approved a quarterly dividend of 15 cents per common share to shareholders of record May 9, 2023, payable May 24, 2023.

This dividend represents a payout of approximately $2.4 million. Based on the Civista’s closing stock price of common shares of $14.49 on April 26, 2023, the quarterly dividend produces an annualized yield of 4.14%.

About Civista Bancshares, Inc.:

Civista Bancshares, Inc., is a $3.6 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana, and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its subsidiary, Vision Financial Group, Inc. (VFG), centered in Pittsburgh, Pennsylvania. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission.

CONTACTS: Richard J. Dutton SVP, Operations, at rjdutton@civb.com or (419) 626-7351.

Source: Civista Bancshares, Inc.